CONTACT:  Jim Allen or Leo Taylor
                              Tandycrafts, Inc. (817) 551-9600
                              (investor_relations@tandycrafts.com)
      FOR IMMEDIATE RELEASE   or
                              Jeff Lambert, Brian Edwards
                              (mail@lambert-edwards.com)
                              Lambert, Edwards & Associates, Inc. (616) 233-0500



                  TANDYCRAFTS ANNOUNCES SECOND-QUARTER RESULTS


FORT WORTH, Texas, January 31, 2000 --Tandycrafts, Inc. (NYSE: TAC) today announced financial results for its fiscal 2000 second quarter ended December 31, 1999.

The Fort Worth, Texas-based manufacturer and marketer of products for the home and office reported net income of $61,000, or $0.01 per share, on net sales of $47.4 million in the fiscal 2000 second quarter, compared with a net loss of $12.2 million, or $1.00 per share, on net sales of $52.9 million in the same period last year. The loss in the second quarter of fiscal 1999 included pre-tax charges of $14.8 million related primarily to the closure of Tandycrafts' former leather and crafts retail stores and related manufacturing operations.

Net sales from continuing operations increased 12.6 percent over the prior-year second quarter, reflecting the consolidation of Cargo Furniture Inc., acquired in June 1999, and increased sales at the Company's Pinnacle Art & Frame and Tandy Leather Direct units. Pinnacle sales advanced 6.9 percent over the prior-year period, reflecting strong order flow from major customers. Sales in the Company's Gift division advanced $492,000, or 10 percent, versus the prior-year quarter, due primarily to the inclusion of Tandy Leather Direct, which sells
leather-craft products via catalog and the Internet.   Tandy Leather Direct
posted sales of approximately $2 million in the quarter, helping offset decreased sales at other Gift division units, particularly Licensed Lifestyles, which sells sports-related memorabilia. Increases at Pinnacle and the positive contribution of Tandy Leather Direct helped offset a 5 percent decrease in sales at the Company's Sav-On office supplies chain, which was negatively impacted by increased competition in key markets.

Our results in the second quarter show some early indications of our vision to focus on the businesses which have the most potential for market leadership and profitable growth," said Michael J. Walsh, chairman and chief executive officer of Tandycrafts. "Over the past several quarters, we have expanded our capabilities, centralized core business functions and increased our investment in marketing. These investments, plus the realignment of responsibilities within our organization, have brought greater focus and accountability to Tandycrafts."

Tandycrafts reported that consolidated operating income increased to $1 million, versus a year-ago loss. The Company said operating income declined by $1 million at Pinnacle Art & Frame in the fiscal 2000 second quarter, reflecting increased investment in design, marketing and manufacturing capabilities at the maker and marketer of frames, framed art and wall decor. While the Company is incurring additional costs by operating facilities in both Van Nuys, California and Durango, Mexico, management expects Pinnacle's production costs to improve after it completes the relocation of the Van Nuys facility to Durango. The operating loss at the Company's Gift division widened versus last year's second quarter, though it improved dramatically versus the first quarter of fiscal 2000.

"Cost management, consolidation, and better execution are providing a foundation for improved financial performance," Walsh said. "While this improvement is encouraging, we continue to rationalize each of our businesses to ensure that we maximize the value of each asset within the Tandycrafts family."

Walsh continued: "Increased focus and investment at Pinnacle Art & Frame, in particular, has allowed that unit to make substantial progress in the second half of 1999 and the first weeks of 2000. In the past seven months, Pinnacle has consolidated its brand names, expanded capabilities with a new manufacturing facility in Mexico, and centralized its core business functions in Fort Worth.

"These changes have fostered a greater focus on customers and products by allowing Pinnacle to leverage corporate expertise in areas such as sourcing, logistics, finance and administration. The recently announced leadership changes at Pinnacle, including the appointment of Jim Allen as President of the division, are allowing us to accelerate our efforts to become a profit-driven market leader in this attractive niche in the home decor industry."

"The potential for profitable growth at Tandycrafts represents long-term value for our shareholders that has yet to be unlocked," said Jim Allen, president and chief operating officer. "In the coming months, the board and senior management team of Tandycrafts will be aggressively addressing the opportunities to generate cash and long-term profits from all of our operating companies."

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                               TANDYCRAFTS, INC.
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL HIGHLIGHTS
                         -----------------------------

                                            Three Months Ended            Six Months Ended
                                        --------------------------   --------------------------
                                        December 31,  December 31,   December 31,  December 31,
                                            1999          1998           1999          1998
                                        ------------  ------------   ------------  ------------

Net sales                               $     47,431  $     52,853   $     92,564  $    103,918

Operating costs and expenses:
  Cost of goods sold                          32,525        39,476         63,021        74,267
  Selling, general and administrative         12,467        20,354         25,601        33,431
  Restructuring charge                             -         8,145              -         8,145
  Depreciation and amortization                1,434         1,088          2,503         2,167
                                        ------------  ------------    -----------  ------------
   Total operating costs and expenses         46,426        69,063         91,125       118,010
                                        ------------  ------------    -----------  ------------
Operating income (loss)                        1,005       (16,210)         1,439       (14,092)
Interest expense, net                            907           591          1,550         1,083
                                        ------------  ------------    -----------  ------------
Income (loss) before income taxes                 98       (16,801)          (111)      (15,175)
Provision (benefit) for income taxes              37        (4,578)           (42)       (3,960)
                                        ------------  ------------    -----------  ------------
   Net income (loss)                    $         61  $    (12,223)   $       (69) $    (11,215)
                                        ============  ============    ===========  ============
Net income (loss) per share:
   Basic and diluted                           $0.01        ($1.00)        ($0.01)       ($0.91)
                                               =====         =====          =====         =====
Weighted average common shares:

   Basic and diluted                          12,005        12,179          12,008       12,326

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